Exhibit 99.1

2021 Cabot Blvd. West Langhorne, PA19047 ◊ Ph: 267-775-8100

Power Medical Interventions, Inc. Reports 2008 Financial Results

Restructuring Plan Successfully Implemented and

Management Team Additions Complete

LANGHORNE, PA., March 4, 2009 — Power Medical Interventions®, Inc. (Nasdaq:PMII), a leader in developing and commercializing Intelligent Surgical Instruments™, today announced financial results for the fourth quarter and the year ended December 31, 2008.  The company also highlighted several corporate milestones that were achieved since the completion of the third quarter of 2008:

Corporate Milestones:

•                  Power Medical Interventions (PMI) continued to improve its financial results in the fourth quarter and second half of 2008. The company reported:

•                  A 23 percent increase in fourth quarter 2008 sales as compared to fourth quarter 2007. A 5 percent increase in sales in the second half of 2008, compared to the first half of 2008.

•                  A 29 percent improvement in gross margin to 20 percent of sales in the fourth quarter of 2008, compared to a gross margin of (9 percent) during the corresponding period in 2007. A 49 percent improvement in gross margin to 22 percent of sales in the second half of 2008, compared to a gross margin of (27 percent) during the first half of 2008.

•                  A 35 percent decrease in operating expenses during the fourth quarter of 2008 as compared to the fourth quarter of 2007 and a 14 percent decrease in operating expenses during the second half of 2008 as compared to the first half of 2008.

•                  PMI appointed two seasoned industry executives to manage the company’s finance and sales and marketing functions:

•                  Brian Posner, appointed chief financial officer, joined PMI with more than 20 years in global finance positions in the healthcare industry. Most recently, Mr. Posner served as executive vice president and chief financial officer at Pharmacopeia, Inc., a public clinical development-stage biopharmaceutical company, where he was responsible for all elements of finance and accounting and successfully secured multiple rounds of financing.

•                  Joe Camaratta, appointed senior vice president global sales and marketing, joined PMI following 25 years at Siemens Medical Solutions in the U.S. and Germany. Mr. Camaratta most recently held the position of vice president of global solutions, in which he was responsible for a business unit dedicated to performance improvement services to hospital and integrated delivery network clients.

•                  Subsequent to the quarter end, PMI announced that the U.S. Food and Drug Administration had cleared its 510(k) application for marketing its patented i60R Intelligent Surgical Instrument. The i60R Intelligent Surgical Instrument is the world’s first reverse pivot linear cutter, designed to improve surgical outcomes by providing surgeons with greater access to important anatomical sites that are currently difficult to reach interoperatively.  The i60R will be available for applications throughout the digestive tract.  The company intends to launch the product in the second quarter of 2009.

•                  PMI made significant progress with its efforts relating to the company’s License and Development Agreement with Intuitive Surgical signed in September 2008. Subsequent to the quarter end, PMI announced the receipt of a $2.5 million payment from Intuitive.

“2008 was an important year for PMI, marked by the rapid maturation and improvement of our operations spanning manufacturing, product development, commercialization and internal systems,” stated Michael Whitman, chief executive officer of Power Medical Interventions. “While PMI had numerous significant achievements in 2008, the three most significant of the year were the launch of PMI’s Intelligent Surgical Instruments™ (ISI) platform, the signing of our License and Development and Reload Supply Agreements with Intuitive Surgical, and the completion of our Reload Automation Machine.”

Financial Results

Sales in the three months ended December 31, 2008, were $2.4 million, compared with $1.9 million during the corresponding period in 2007, an increase of 23 percent.  Reload revenue, which is a key driver of the company’s revenue model, was approximately $1.3 million in the fourth quarter of 2008, compared to $948,000 in the third quarter of 2008, a sequential increase of 33 percent.  Sales in the year ended December 31, 2008, were $9.0 million compared with $7.8 million in 2007, an increase of 15 percent.  Sales for 2008 may have been higher had it not been for the delayed regulatory approval of the Intelligent Surgical Instruments in Japan, the world’s second largest stapling market, which the company expected in the fourth quarter of 2008.

The company’s gross margin was $466,000 or 20 percent of sales in the three months ended December 31, 2008, compared to a gross margin of ($176,000) or (9 percent) of sales during the corresponding period in 2007. Gross margin for the year ended December 31, 2008, decreased to ($185,000) or (2 percent) of sales from a gross margin of $1.1 million or 15 percent of sales in 2007.  The decrease in gross margin for the year ended December 31, 2008, reflects increased costs incurred during the first half of 2008 associated with the write-off of obsolete inventory as a result of the transition to the new Intelligent Surgical Instruments platform, and increased costs relating to engineering samples used for validation testing. The company’s gross margin as a percentage of sales was at least 20 percent in each of the last two quarters of 2008.

Total operating expenses in the three months ended December 31, 2008, decreased by 35 percent to $9.2 million from $14.1 million during the corresponding period in 2007. During the fourth quarter of 2008, the company announced a corporate restructuring whereby the company incurred a non-recurring charge of $469,000. Total operating expenses in the year ended December 31, 2008, increased by 11 percent to $39.9 million, compared with $35.9 million during the corresponding period in 2007.  Fourth quarter 2008 sales and marketing expenses decreased 43 percent to $4.9 million from $8.6 million during the fourth quarter of 2007. Research and development expenses for the fourth quarter of 2008 decreased 31 percent to $1.3 million from $1.8 million in the corresponding 2007 period. General and administrative expenses for the fourth quarter of 2008 decreased 30 percent to $2.5 million from $3.6 million in the corresponding period of 2007.

Net loss applicable to common shares for the three months ended December 31, 2008, was $9.4 million, or $(0.55) per basic and diluted share, compared to net loss applicable to common shares of $15.5 million, or $(1.21) per basic and diluted share, for the corresponding period in 2007.  Net loss applicable to common shares for the year ended December 31, 2008, was $42.3 million, or $(2.47) per basic and diluted share, compared to net loss applicable to common shares of $44.4 million, or $(7.34) per basic and diluted share, for the corresponding period in 2007.

The company’s unrestricted cash and cash equivalents balance as of December 31, 2008, was approximately $8.4 million compared to $15.9 million as of September 30, 2008.  This cash balance does not reflect the latest payment of $2.5 million from Intuitive Surgical that PMI received in the first quarter of 2009.

Mr. Whitman commented, “Given the challenging financial environment, we are pleased with the results achieved in the fourth quarter, including an increase in revenue, gross margin improvement and a reduction in operating expenses. The successful completion of raising additional capital will allow management to focus on three important objectives: 1. Increase sales globally; 2. Expand clinical indications for our instruments; and 3. Maximize our opportunity with Intuitive Surgical as the exclusive worldwide supplier of reloads for the world’s first robotic stapling instrument that will be attached to Intuitive’s da Vinci® Surgical System.”

Outlook

PMI is currently evaluating strategic financing options with the intent of providing the company with additional working capital. The company expects the results of such efforts will have a material impact on financial guidance for 2009.

Conference Call

PMI management will host a conference call and webcast today at 4:30 p.m. Eastern to discuss the company’s financial results and provide an update on recent corporate developments.  Conference call details are as follows:

Date:  March 4, 2009

Time:  4:30 p.m. Eastern

U.S. dial-in number:  877-718-5111

International dial-in number: 719-325-4771

Additionally, a live webcast of the call will be available on PMI’s web site at www.pmi2.com. The webcast will be archived through Wednesday, March 18, 2009.

A replay of the conference call can also be accessed through Wednesday, March 18, 2009, by dialing 888-203-1112 in the U.S. and 719-457-0820 internationally, and entering the following access code: 3841869.

About PMI’s Intelligent Surgical Instruments™

PMI’s Intelligent Surgical Instruments are computer-assisted, power-actuated endomechanical instruments that surgeons use for cutting, stapling and tissue manipulation in a variety of procedures in open surgery and minimally invasive surgery. The company believes that compared to conventional endomechanical devices, its Intelligent Surgical Instruments offer greater precision and consistency, superior compressive force, improved access to anatomical sites and enhanced ease of use.

About Power Medical Interventions, Inc.

Power Medical Interventions®, Inc. is the world’s only provider of computer-assisted, power-actuated surgical stapling products. PMI’s Intelligent Surgical Instruments™ enable less invasive surgical techniques to benefit surgeons, patients, hospitals and healthcare networks. PMI manufactures durable recyclable technology to reduce medical waste and help keep the planet clean. The company was founded in 1999, and is headquartered in Langhorne, PA with additional offices in Germany, France, and Japan. To learn more about Power Medical Interventions, Inc. and its products, please visit www.pmi2.com.

Safe Harbor Statement

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the three months ended September 30, 2008.

Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties including,  but not limited to, costs and delays in the development and/or FDA or other regulatory approval of our products; our inability or failure to achieve development milestones; our inability to maintain or enter into, and the risks resulting from our collaboration or contractual arrangements for development of our products; our inability to protect patents or proprietary rights; the availability of required financing and other sources of funds on acceptable terms, if at all; general economic conditions; and government regulation. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Tables to follow

Power Medical Interventions, Inc.

Consolidated Balance Sheets

	December 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$8,384,408	$36,592,220
Restricted cash	875,000	1,750,000
Accounts receivable less allowance of $99,000 and $120,000 in 2008 and 2007, respectively	1,289,683	1,514,776
Inventory	8,353,993	7,371,205
Prepaid expenses and other current assets	1,487,310	1,178,493
Total current assets	20,390,394	48,406,694
Property and equipment, net	4,379,390	4,713,010
Intangible assets, net	1,191,944	965,303
Deferred financing fees	708,894	1,276,010
Other assets	223,040	261,862
Restricted cash, long term	1,302,912	2,350,071
Total assets	$28,196,574	$57,972,950

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,661,175	$4,422,198
Accrued expenses	4,038,946	4,506,748
Current portion of long-term debt	71,158	69,230
Total current liabilities	6,771,279	8,998,176
Long-term debt, net of current portion	24,920,793	24,742,891

Deferred revenue	12,500,000	—
Deferred rent, net of current portion	492,324	691,873
Total liabilities	44,684,396	34,432,940

Shareholders’ equity (deficit)
Common stock, $.001 par value:
Authorized shares-200,000,000 at December 31, 2008 and December 31, 2007 respectively; issued and outstanding 17,152,465 and 17,107,052 at December 31, 2008 and December 31, 2007, respectively	17,153	17,107
Additional paid-in capital	199,740,243	197,733,981
Accumulated other comprehensive loss	(20,392)	(300,184)
Accumulated deficit	(216,224,826)	(173,910,894)
Total shareholders’ equity (deficit)	(16,487,822)	23,540,010
Total liabilities and shareholders’ equity (deficit)	$28,196,574	$57,972,950

Power Medical Interventions, Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Sales	$2,367,465	$1,918,311	$8,993,713	$7,812,055
Cost of sales	1,901,643	2,094,261	9,178,233	6,675,598
	465,822	(175,950)	(184,520)	1,136,457
Costs and expenses:
Research and development	1,266,660	1,835,100	5,896,331	6,208,962
Sales and marketing	4,940,217	8,615,173	22,802,575	19,703,140
General and administrative	2,522,350	3,628,281	10,736,480	9,959,390
Restructuring charge	468,739	—	468,739	—
	9,197,966	14,078,554	39,904,125	35,871,492
Operating loss	(8,732,144)	(14,254,504)	(40,088,645)	(34,735,035)
Other income (expense):
Interest income	26,229	302,121	368,797	866,173
Interest expense	(649,009)	(799,648)	(2,594,084)	(2,975,996)
Total other income (expense)	(622,780)	(497,527)	(2,225,287)	(2,109,823)
Net loss	(9,354,924)	(14,752,031)	(42,313,932)	(36,844,858)

Accretion of preferred stock	—	(755,862)	—	(7,549,776)
Net loss applicable to common shares	$(9,354,924)	$(15,507,893)	$(42,313,932)	$(44,394,634)
Net loss per common share:
Basic and diluted	$(0.55)	$(1.21)	$(2.47)	$(7.34)
Weighted average number of common shares outstanding:
Basic and diluted	17,124,622	12,868,241	17,116,418	6,047,699

Power Medical Interventions, Inc.

Selected Financial Data

	Six Months ended	Six Months ended		Year Ended
	June 30, 2008	December 31, 2008		December 31, 2008

Sales	$4,383,610	$4,610,103		$8,993,713

Cost of sales	$5,575,414	$3,602,819		$9,178,233

Gross margin	$(1,191,804)	$1,007,284		$(184,520)

Gross margin %	(27)%	22%		(2)%

Operating expenses	$21,483,473	$18,420,652		$39,904,125	*

Operating loss	$(22,675,277)	$(17,413,368)		$(40,088,645)

Net decrease in cash and cash equivalents	$(24,982,112)	$(3,225,700	)**	$(28,207,812	)**

*Includes fourth quarter restructuring charge of $468,739

**Includes receipt of $12,500,000 upfront payment from Intutitive Surgical in September 2008

Contacts:

Power Medical Interventions, Inc.

Brian M. Posner, Chief Financial Officer

267-775-8100

Vida Communication

Tim Brons (media)

415-675-7402

tbrons@vidacommunication.com

Stephanie Diaz (investors)

415-675-7401

sdiaz@vidacommunication.com